As filed with the Securities and Exchange Commission on December 29, 2022

Registration No. 333-205576

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 REGISTRATION STATEMENT ON

FORM S-8

UNDER THE SECURITIES ACT OF 1933

RenovaCare, Inc.
(Exact name of registrant as specified in its charter)

9375 E. Shea Blvd. Suite 107-A Scottsdale, Arizona 85260
(Address of Principal Executive Office)

2013 Long Term Incentive Plan
(Full Title of Plan)

Corporate Creations Network, Inc. 3260 N. Hayden Road, #210 Scottsdale, Arizona 85251	(480) 993-2162
(Name and Address of Agent for Service)	(Telephone Number, Including Area Code of Agent for Service)

Copy to:

Joseph Sierchio, Esq. Sierchio Law, LLP

430 Park Avenue, Suite 702

New York, New York 10022

Telephone: (212) 246-3030

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DE-REGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 Registration Statement (File No.333-205576) (the “S-8 Registration Statement”), filed by RenovaCare Inc. (the “Company”) on July 9, 2015,with the Securities and Exchange Commission to register the sale of 20,000,000 shares of the Company’s common stock issuable or issued to the selling stockholders upon exercise of options granted to the selling stockholders pursuant to Company’s 2013 Long Term Incentive Plan.

The Company is filing this Post-Effective Amendment to terminate the effectiveness of the S-8 Registration Statement and to deregister all unsold shares registered pursuant to the S-8 Registration Statement. Pursuant to the undertaking in Item 9 of the S-8 Registration Statement, the Company, by means of this Amendment, hereby terminates the S-8 Registration Statement, and removes from registration all the securities registered thereby which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to its S-8 Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on December 29, 2022.

RenovaCare, Inc. /s/ Harmel S. Rayat

By:
Name:	Harmel S. Rayat
Title:	Chief Executive Officer (Principal Executive Officer),
Chief Financial Officer (Principal Financial Officer), and
Sole Director